EXHIBIT 3.1(e)

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

American Southwest Holdings, Inc.

A corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of American Southwest Holdings, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificates of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article there of number IV. Capitalization, so that as amended, said Article shall be read as follows: The stock of the corporation is of 2 classes, namely Common stock in the amount of one hundred million (100,000,000) shares of the par value of $0.001 per share. There will be no cumulative voting by shareholders. Each holder of the common stock shall be entitled to one vote for each share of common stock standing in his name on the books of the Corporation. The company shall also have a preferred class of stock in the amount of five million shares (5,000,000) with a par value of $0.01.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said American Southwest Holdings, Inc. has caused this certificate to be signed by Alan Doyle, an Authorized Officer this 26th day of May, 2004.

By:	/s/ Alan Doyle

Authorized Officer Title: PRESIDENT Name: ALAN DOYLE